February 25, 2009

SouthPeak Interactive Corporation
2900 Polo Parkway
Midlothian, Virginia 23113

Ladies and Gentlemen:

SouthPeak Interactive Corporation, a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1, as amended (Registration No. 333-154311) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the sale by the Selling Stockholders named therein (the “Selling Stockholders”) of up to an aggregate of 14,556,333 shares (the “Selling Stockholders’ Shares”) of the Company’s common stock, par value $.0001 per share (the “Common Stock”), issuable upon the conversion of the Company’s Series A convertible preferred stock, par value $.0001 (the “Series A Preferred”), 6,151,399 Class Y warrants (the “Selling Stockholders’ Warrants”), each to purchase one share of Common Stock (the “Class Y warrants”), and 6,151,399 shares (the “Selling Stockholder Warrant Shares”) of Common Stock to be issued upon the exercise of the Class Y warrants . We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

(i)           the Company’s amended and restated certificate of incorporation ;

(ii)           The Company’s certificate of the designations, powers, preferences and rights of the Series A convertible preferred stock;

(ii)           the Company’s amended and restated bylaws;

(iv)          resolutions of the board of directors of the Company;

(v)           the Registration Statement and schedules and exhibits thereto; and

(vi)          such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents.

SouthPeak Interactive Corporation
February 25, 2009

Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that:

(a)           The Selling Stockholders’ Shares are duly authorized, and when issued upon the conversion of the Series A Preferred, will be validly issued, fully paid and non-assessable;

(b)           The Selling Stockholders’ Warrants are valid and binding obligations of the Company; and

(c)           The Selling Stockholders’ Warrant Shares are duly authorized, and when issued upon receipt of payment of the exercise price thereof, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware which includes the statutory provisions thereof as well as all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting these laws. Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP
GREENBERG TRAURIG, LLP